Exhibit 99.1
NEWS RELEASE
Vanguard Natural Resources, LLC Announces Closing Of SCOOP/STACK Asset Sale In Oklahoma and Provides Updated 2016 Outlook

Houston – May 19, 2016 (GLOBE NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it consummated the previously announced sale of its natural gas, oil and natural gas liquids assets in the SCOOP/STACK area in Oklahoma to entities managed by Titanium Exploration Partners, LLC for an adjusted price of $272.5 million, subject to customary final post-closing adjustments. RBC Richardson Barr acted as exclusive advisor to Vanguard for this transaction.

Characteristics of the assets sold include:

•	239 MMcfe of 2015 year-end reserves with approximately 56% being natural gas, 13% oil and 31% natural gas liquids (“NGLs”);

•	Properties consist of more than 20,000 total net acres in the SCOOP/STACK area in Oklahoma;

•	Current production of approximately 50 MMcfe per day;

•	Approximately 410 producing wells;

•	No impact to Vanguard’s overall hedge volume;

•	Proceeds from the sale immediately used to pay down borrowings under Vanguard’s reserve based credit facility; and

•	Vanguard's 2016 Spring Borrowing Base Redetermination is scheduled to be completed on May 26, 2016.

2016 Outlook:
Summary of Estimates
The following table sets forth certain estimates being used by Vanguard to model its anticipated results of operations for the fiscal year ending December 31, 2016. Estimates in the below guidance table include actual first quarter 2016 operating and financial results, and will include operating and financial results for the SCOOP/STACK assets, through May 18, 2016. These estimates do not include any future acquisitions or divestitures of oil or natural gas properties. In addition, the expectations below assume Vanguard's current capital structure and do not contemplate any future equity or debt offerings.

	Post SCOOP/STACK Sale Guidance FY 2016E			Midpoint Of Previously Announced Guidance FY 2016E (1)
Net Production:
Oil (Bbls/d)	12,100	-	13,400	13,500
Natural gas (Mcf/d)	272,000	-	300,000	295,000
Natural gas liquids (Bbls/d)	9,700	-	10,700	11,400
Total (Mcfe/d)	402,800		444,600	444,400

Costs:
Lease operating expenses	$160,000	-	$177,000	$170,750
Production taxes	$37,000	-	$41,000	$36,500
G&A expenses (excluding non-cash compensation)	$39,000	-	$43,000	$41,000
Depreciation, depletion, amortization and accretion	$160,000	-	$180,000	$227,500

Costs per Mcfe:
Lease operating expenses	$1.05	-	$1.15	$1.05
Production taxes (% of revenue)	10.0%	-	12.0%	11.5%
G&A expenses (excluding non-cash compensation)	$0.24	-	$0.28	$0.25
Depreciation, depletion, amortization and accretion	$1.00	-	$1.20	$1.40

Cash Flow Calculation (in thousands):
Adjusted EBITDA (2)	$370,000			$360,000
Interest expense, including settlements paid on interest rate derivatives	$(104,000)			$(105,000)
Capital expenditures	$(73,000)			$(63,000)
Distributions to Preferred Unitholders (3)	$(2,230)			$(2,230)

Distributable cash flow	$190,770			$189,770

Excess of net cash after distributions to unitholders (4)	$150,000			$145,000

Mid-point adjusted net income per unit (2)	$0.60			$0.10
Units outstanding (millions)	131.4			131.0

Assumed NYMEX Pricing (May 13, 2016) (5):	Q1 2016A		Q2 2016E	Q3 2016E	Q4 2016E
Oil ($/Bbl)	$33.23		$44.45	$47.37	$48.51
Natural gas ($/MMBtu)	$2.10		$2.01	$2.22	$2.48

Average NYMEX Differentials:
Oil ($/Bbl)	$(6.66)		$(7.00)	$(7.00)	$(7.00)
Natural gas ($/MMBtu)	$(0.80)		$(0.85)	$(0.80)	$(0.80)
NGL realization as a percentage of crude oil NYMEX price (6)	24%		25%	25%	25%

Capital Expenditures Details (in thousands):	Q1 2016A		Q2 2016E	Q3 2016E	Q4 2016E
Operated	$(3,000)		$(8,000)	$(8,000)	$(7,000)
Non-Operated	$(17,000)		$(14,000)	$(10,000)	$(6,000)
Total Capital Expenditures	$(20,000)		$(22,000)	$(18,000)	$(13,000)

(1)	Previously announced guidance numbers released March 4, 2016.

(2)	Adjusted EBITDA and adjusted net income exclude the amortization of value on derivative contracts acquired (approximately $16.1 million for the FY 2016).

(3)	Reflects current monthly preferred distributions which were suspended effective with the February 2016 distribution and would have been paid in April 2016.

(4)	Excess of net cash after distributions is net of any expected working capital adjustments and cash reserves and does not consider the payment of any accrued preferred distributions.

(5)	NYMEX pricing includes actual settlements for January, February, March and April 2016, and NYMEX strip pricing on May 13, 2016 thereafter.

(6)	Assumes a weighted average product breakout of 21% ethane, 35% propane, 11% isobutane, 15% n-butane and 18% pentane.

Hedging Update

After taking into consideration the SCOOP/STACK sale, we have implemented a hedging program for approximately 84% and 69% of our natural gas production for the balance of 2016 and 2017, respectively, with 72% in the form of fixed-price swaps in 2016. Approximately 89% and 23% of our anticipated crude oil production for the balance of 2016 and 2017, respectively, is hedged with 42% in the form of fixed-price swaps in 2016. NGLs production is under fixed-price swaps for approximately 26% of anticipated production for the balance of 2016.

	Apr-Dec 31 2016	Year 2017
Gas Production Hedged:
% Anticipated Production Hedged	84%	69%
Weighted Average Price ($/MMBtu)	$4.17	$3.70
Oil Production Hedged:
% Anticipated Production Hedged	89%	23%
Weighted Average Price ($/Bbl)	$66.43	$84.68
NGLs Production Hedged:
% Anticipated Production Hedged	26%	—
Weighted Average Price ($/Bbl)	$30.31	$—

The weighted average price for oil and natural gas will fluctuate based on the value of existing three-way collars and short puts as the respective prices settle. The above weighted average prices are calculated based on forward strip commodity prices as of May 13, 2016.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River

Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

About Titanium Exploration Partners, LLC

Titanium Exploration Partners, LLC, is a Dallas, Texas-based oil and gas investment firm managed by Charles B. “Chip” Simmons, CEO and Peter M. Halloran, Executive Chairman and Chief Investment Officer. Titanium’s current assets consist primarily of producing and non-producing oil and natural gas reserves located in the Eagle Ford Shale play in South Texas and in the SCOOP/STACK area in Oklahoma. Titanium considers investments in operated and non-operated assets in all US shale plays. See www.titaniumep.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com